Exhibit 99.2

June 27, 2016

Bernard M. McPheely

Chairman of the Board

Scio Diamond Technology Corporation

303 Golden Wings Way

Greer, South Carolina 29650

Re:	Resignation from Board of Directors

Dear Bernie,

I hereby render my resignation from Scio Diamond Technology Corporation ("Scio") effective immediately, as I believe I can no longer continue to effectively serve the interests of the shareholders of Scio under your leadership. I note that in connection with my resignation you are required to publish this letter with the required Securities and Exchange Commission filing.

I agreed to join the board of Scio in early June, 2014. After you assumed the Chairmanship of Scio in late June, 2014, I agreed to stay on and aid with the Board transition and continue to assist with Scio's governance. By every measure, your leadership of Scio as Chairman has jeopardized the future of this company and our shareholders' investment.

As the financial statements make clear, you have lead Scio to insolvency. Foremost, in that regard, I cannot understand how you can presently accept equity investments from potential equity investors. Even if such investments are "technically" legally-a tenuous assertion at best-what is your plan to provide a return to these individuals on the monies they are investing? Moreover, what has been your personal financial contribution to the enterprise that you gained control of after a contentious proxy fight? As I understand it, your entire financial contribution to date would not suffice to fund even a single month of the company's operations. In the meantime, I understand you have purchased inventory at a discount from the company, thereby enriching yourself at its expense. Now is the time to lead by example. You and the others who participated in the proxy fight should lead by example and financially support the company.

For the record and so that the Board and investing public can appreciate my views, I relate the following examples that illustrate your stunning lack of managerial ability and your clear and manifest violations of your fiduciary duties to our shareholders:

1) Horrific Operational Performance

During the first investor call you conducted with our shareholders on July 17, 2014, you predicted that Scio would be cash flow break-even within six to nine months. Of course, Scio has never achieved anything even close to that; indeed, its performance has regressed significantly on most every measurable financial metric under your leadership. In reality, under your leadership Scio's business has been more successful generating cash flow from insurance claims than actual revenues from the sale of diamond material.

2) Failure to Disclose Material Events

You have consistently failed to disclose to the investing public material events. I offer three examples. First, you elected not to disclose to the investing public for weeks a material equipment failure which effectively shuttered our operations. Second, we have a receivable on our books based on a relationship which you personally negotiated that our CFO has characterized as being of "highly questionable collectability." This receivable is equal to a double digit percentage of our annual revenue from diamond material, but for months you have purposively neglected to inform our auditors, the other members of the board, and the investing public of the issues relating to the receivable. Is there some personally favorable side deal you have with this party? Is everything above board and has it all been disclosed? Third, we recently had another equipment failure that has still not been disclosed. This failure has once again resulted in a material diminution of our revenue.

As the leader of the "Save Scio" group, you promised complete transparency. How can anyone evaluate the value of Scio without timely disclosure of these important issues? How could the recent investors in Scio who invested via a private placement evaluate the merits of an investment without this information?

3) Misleading Draft Presentation for Shareholders at Shareholder Meeting

Prior to our 2015 shareholders meeting, I and other Board members attended a Board of Directors meeting where counsel displayed a draft powerpoint presentation prepared by you for the shareholders meeting. According to the draft, you intended to communicate to the shareholders that Scio was going to be "profitable" for the first calendar quarter of 2016 because that is what you previously "promised" investors. When I pressed you on the veracity of the statement, you confessed that it was a clear misrepresentation and you made a revision to the powerpoint which itself later proved to also be a materially inaccurate prediction. We all know this is not the way to run a company. I am left to wonder, as should others, about what information you have communicated to existing and prospective shareholders and others that was clearly misleading that I could not prevent.

All of these above examples highlight the exact fears and issues expressed by the CEO and CFO of Scio themselves before you became Chairman of Scio through your "Save Scio" campaign when Scio noted in its August 13, 2013 l 0-Q filing that you had "engaged in a prolonged pattern of activity and behavior which the Company believe[d] likely may have violated ... [your] fiduciary duties to ... [Scio], ... [Scio's] Code of Ethics, various aspects of Nevada and South Carolina corporate and/or civil law, South Carolina criminal law, and Federal and state securities laws."

I have every confidence in the ability of Jerry McGuire (hired by the previous Board) to run Scio if you were to assist him in a meaningful way as Chairman by providing him with the resources any CEO would need to be successful: sufficient capital and industry expertise. In reality, because you have failed to secure the sufficient funding you promised when your tenure as Chairman began after your "Save Scio" campaign, Jerry McGuire has been required to act as CEO, head of sales, head of operations, chief scientist, and lead fund raiser. Further, your hand- picked board has no director with any industry experience. Indeed, in connection with your Save

Scio movement you required the resignation of the only Scio board member with any diamond industry experience-Theo Strous-and the resignation of the only Scio board member with technical expertise, indeed the inventor of Scio's technology and one of the world's leading authorities on lab grown diamonds-Robert Linares.

Scio's stock price was over $3.00 when you joined the Board of Directors of Scio in 2012. Scio's stock price was approximately $.34 when you assumed control of the company as Chairman, after your efforts at gaining control both before and during the "Save Scio" campaign severely depleted the company's financial resources and made it almost impossible for the company to recapitalize itself. The stock price today is $.16 and precipitously declining weekly. Scio operates on life support. As the leader of "Save Scio," what exactly have you saved? One thing is clear: since your involvement in Scio began, you have destroyed over $125 million of shareholder value.

This letter is not intended as a complete or detailed list of all of the issues or violations of law on your part.